EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401
FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 7, 2024:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2024.

President Hand reported that third quarter operating revenues of $19,715,000 increased $948,000, but net income of $5,863,000 decreased $1,705,000 compared to the third quarter of 2023.  Basic and Diluted Earnings per share of $0.41 for the three-month period decreased $0.12 compared to the same period last year.  Increased revenues were primarily due to revenues from Distribution System Improvement charge (DSIC) and growth in the customer base.  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased revenue was more than offset by higher operation and maintenance expenses, depreciation, and a lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.  Income taxes increased due to lower deductions from the IRS tangible property regulations.

President Hand also reported that the first nine months operating revenues of $56,093,000 increased $3,158,000, but net income of $15,183,000 decreased $2,562,000 compared to the first nine months of 2023.  Increased revenues were primarily due to an increase in rates effective March 1, 2023, revenues from DSIC, and growth in the customer base.  The Company incurred lower pension costs.  The increased revenue and lower pension costs were more than offset by higher operation and maintenance expenses, depreciation, interest on debt, and a lower AFUDC.  Basic and Diluted Earnings per share of $1.06 for the nine-month period decreased $0.18 compared to the same period last year.

During the first nine months of 2024, the Company invested $33 million in capital projects for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, as well as various replacements and improvements to infrastructure and routine items.  In addition, the Company invested $264,000 in the acquisition of water and wastewater systems, including the Houston Run Community Water System.  This is the Company’s second acquisition in Lancaster County and the Company now serves in 57 municipalities within four counties in south-central Pennsylvania.  The Company estimates it will invest an additional $9.7 million in 2024, excluding acquisitions, for completion of armoring and replacing the spillway of the Lake Williams dam and additional main extensions, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2024	2023	2024	2023
Operating Revenues	$19,715	$18,767	$56,093	$52,935
Net Income	$5,863	$7,568	$15,183	$17,745
Average Number of Common Shares Outstanding	14,354	14,301	14,340	14,289
Basic and Diluted Earnings Per Common Share	$0.41	$0.53	$1.06	$1.24
Dividends Declared Per Common Share	$0.2108	$0.2027	$0.6324	$0.6081

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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